Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Wesbanco, Inc. (the “Company”), and all amendments (including post-effecitve amendments) thereto (the “Registration Statement”), as a person who is anticipated to become a director of the Company after consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 26, 2024, by and among the Company, Wesbanco Bank, Inc., Premier Financial Corp. and Premier Bank), and to the filing of this consent as an exhibit to this Registration Statement.

Date: October 4, 2024

By:	/s/ John L. Bookmyer
Name:	John L. Bookmyer